Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports, dated February 2, 2010, with respect to the consolidated financial statements, financial statement schedule, and internal control over financial reporting included in the Annual Report of Vascular Solutions, Inc. on Form 10–K for the year ended December 31, 2009, which are incorporated by reference in this Registration Statement on Form S–3. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts” in the Prospectus, which is a part of this Registration Statement.

/s/     BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota

July 6, 2010